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                                                                   EXHIBIT 10.34
                               GUITAR CENTER, INC.

                              NOTICE OF REDEMPTION
                           14% SENIOR PREFERRED STOCK
                                ($.01 PAR VALUE)

                                 March 14, 1997


To:  DLJ Merchant Banking Partners, L.P.
     DLJ International Partners, C.V.
     DLJ Merchant Banking Funding Inc.
     DLJ First ESC L.L.C.
     DLJ Offshore Partners, C.V.
     (each, a "RECORD HOLDER," collectively, the "RECORD HOLDERS")

     Guitar Center, Inc. (the "COMPANY") recently consummated an initial public offering of its Common Stock. The Company hereby notifies you that the Company will be exercising its option to use a portion of the net proceeds received from its initial public offering to redeem (the "REDEMPTION") all outstanding shares of its 14% Senior Preferred Stock, $.01 par value (the "SENIOR PREFERRED STOCK"), pursuant to the terms of Section 5(a) of Subpart A of Article IV of the Company's Certificate of Incorporation, as in effect on the date hereof (the "CERTIFICATE OF INCORPORATION").

     THE REDEMPTION. The Redemption will be effected on March 19, 1997 (the "REDEMPTION DATE"). On the Redemption Date, all shares of Senior Preferred Stock held by each Record Holder will be cancelled, and each Record Holder will receive a cash payment totalling 103% of the Senior Preferred Liquidation Value (as defined in the Certificate of Incorporation) of the shares of Senior Preferred Stock held by such Record Holder plus all accrued and unpaid cash dividends on such shares to the Redemption Date (such total amount being referred to herein as the "REDEMPTION AMOUNT").

     The following table sets forth the number of shares of Senior Preferred Stock held of record by each Record Holder and the Redemption Amount with respect thereto:

                               Number of Shares of
Record Holder                 Senior Preferred Stock   Redemption Amount
-------------                 ----------------------   -----------------
DLJ Merchant Banking Partners, L.P.     371,539         $10,660,599.02
DLJ International Partners, C.V.        179,691           5,155,869.27
DLJ Merchant Banking Funding Inc.       143,532           4,118,360.00
DLJ First ESC L.L.C.                     95,687           2,745,544.64
DLJ Offshore Partners, C.V.               9,551             274,046.60


     PAYMENT OF THE REDEMPTION AMOUNT; SURRENDER OF CERTIFICATES. On the Redemption Date, the Company will wire transfer immediately available funds representing each Redemption Amount to the respective accounts previously designated by each Record Holder in accordance with the attached wire transfer instructions. To collect the Redemption Amount on the Redemption Date, each Record Holder must surrender to the Company (C/O EVA HERBST DAVIS, LATHAM & WATKINS, 633 WEST FIFTH STREET, SUITE 4000, LOS ANGELES,

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CALIFORNIA 90071) on or before March 18, 1997, stock certificate(s) (properly endorsed, if required on the back any such stock certificate) representing the shares of Senior Preferred Stock held by such Record Holder.

     Unless the Company defaults in its obligations to make such wire transfers or unless such payments are otherwise prohibited, interest on all outstanding shares of the Senior Preferred Stock shall cease to accrue on and after the Redemption Date and the only remaining right of a Record Holder is such Record Holder's right to receive payment of its respective Redemption Amount.

     REQUESTS FOR ASSISTANCE. For assistance or if you have any questions, please contact Eva Herbst Davis of Latham & Watkins at 213-891-8794.

                              Very truly yours,

                              GUITAR CENTER, INC.